PROSPECTUS and                  PRICING SUPPLEMENT NO. 5
PROSPECTUS SUPPLEMENT, each     effective at 1:00 PM EST
Dated 9 October 2003            Dated 19 August 2004
CUSIP: 24422EPK9                Commission File No.: 333-108705
                                Filed pursuant to Rule 424(b)(3)

                       U.S. $3,570,850,000
                 JOHN DEERE CAPITAL CORPORATION

                  MEDIUM-TERM NOTES, SERIES D
      due from 9 Months to 30 Years from Date of Issue
                  (Floating Rate Notes)

Original Issue Date:              24 August 2004

Maturity Date:                    24 August 2006

Principal Amount:                 $200,000,000

Interest Rate Basis:              USD-LIBOR-Telerate

Index Maturity:                   3 Month

Spread:                           Plus 8 Basis Points

Initial Interest
Determination Date:               20 August 2004

Day Count Convention:             Actual/360

Interest Reset Dates:             Quarterly on the 24th
                                  Feb, May, Aug, Nov
                                  (or next Business Day)

Interest Determination Dates:     Two London Business Days
                                  preceding such Interest
                                  Reset Dates

Interest Payment Dates:           Quarterly on the 24th
                                  Feb, May, Aug, Nov
                                  (or next Business Day)

Redemption Provisions:            None

Plan of Distribution:             Name          Principal Amount
                                                     Of Notes
                                  Credit Suisse First
                                   Boston LLC      $58,000,000
                                  J.P. Morgan
                                   Securities Inc.  58,000,000
                                  Merrill Lynch, Pierce,
                                   Fenner and Smith
                                   Incorporated     58,000,000
                                  BNY Capital
                                   Markets, Inc.     8,667,000
                                  Lazard Freres &
                                   Co.               8,666,000
                                  Piper Jaffray &
                                   Co.               8,667,000
                                  Total           $200,000,000

                                  The above Agents have
                                  severally agreed to purchase
                                  the respective principal
                                  amount of Notes, opposite
                                  their names as principal, for
                                  resale at a price of 99.750%

Credit Suisse First Boson
JP Morgan
Merrill Lynch & Co.
BNY Capital Markets, Inc.
Lazard
Piper Jaffray & Co.

Credit Suisse First Boston,
JP Morgan, and Merrill Lynch
are acting as Joint
Book-Running Managers.